BAUSCH & LOMB INCORPORATED

BY-LAWS

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BAUSCH & LOMB INCORPORATED
BY-LAWS ENACTED JUNE 16, 1964, AS AMENDED


ARTICLE I
MEETING OF SHAREHOLDERS

SECTION 1. ANNUAL MEETINGS. A meeting of shareholders entitled to vote shall be held annually for the election of directors and the transaction of other business on such date (except a Sunday or holiday) and at such time during regular business hours as shall be fixed by the Board of Directors.

SECTION 2. SPECIAL MEETINGS. Special meetings of the shareholders may be called at any time by the Board of Directors.

SECTION 3. PLACE OF MEETINGS. Meetings of shareholders shall be held at the principal office of the Corporation, or at such other place, within or without the State of New
York, as may be fixed by the Board of Directors.

SECTION 4. NOTICE OF MEETINGS. (a) Notice of each meeting of shareholders shall be in writing and shall state the place, date and hour of the meeting. Notice of a Special Meeting shall state the purpose or purposes for which it is being called and shall also indicate that it is being issued by or at the direction of the person or persons calling the meeting. If, at any meeting, action is proposed to be taken which would, if taken, entitle shareholders, fulfilling the requirements of Section 623 of the Business Corporation law, to receive payment for their shares, the notice of such meeting shall include a statement of that purpose and to that effect and be accompanied by a copy of such section and an outline of the material terms.

(b) A copy of the notice of any meeting shall be given, personally or by mail, not less than ten nor more than sixty days before the date of the meeting, to each shareholder entitled to vote at such meeting. If mailed, such notice is given when deposited in the United States mail, with postage thereon prepaid, directed to the shareholder at the address for such shareholder as it appears on the record of shareholders, or, if the shareholder shall have filed with the Secretary a written request that notices to him or her be mailed to some other address, then directed to him or her at such other address.

(c) Any previously scheduled meeting of the shareholders may be postponed, and (unless the Corporation's Certificate of Incorporation otherwise provides or if not permitted by law) any special meeting of the shareholders may be cancelled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of shareholders.

SECTION 5. WAIVER OF NOTICE. Notice of meeting need not be given to any shareholder who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of any shareholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by that shareholder.

SECTION 6. QUORUM AND ADJOURNED MEETINGS. (a) At any Annual or Special Meeting the holders of a majority of the shares of stock entitled to vote thereat, present in person or by proxy, shall constitute a quorum for the transaction of any business, provided that when a specified item of business is required to be voted on by a class or series, voting as a class, the holders of a majority of the shares of stock of such class or series shall constitute a quorum for the transaction of such specified item of business except that if the holders of 4% Cumulative Preferred Stock should be entitled to elect Directors as provided in Article 7(B) of the Company's Certificate of Incorporation, a quorum shall, insofar as the election of such Directors is concerned but not otherwise, be such number of shares of 4% Cumulative Preferred Stock as shall be represented in person or by proxy. When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

(b) Despite the absence of a quorum, the Chairman of the meeting or a majority of the shares held by shareholders present at such meeting may adjourn the meeting to another time and place, and it shall not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken. At the adjourned meeting, any business may be transacted that might have been transacted on the original date of the meeting. If, after the adjournment, however, the Board of Directors fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder on the new record date entitled to notice under Section 4 of this
Article I of the By-Laws.

SECTION 7. ORGANIZATION. At every meeting of shareholders, the Chairman of the Board of Directors or the president, or in the absence of both of them, a Vice President appointed by the Board, shall act as chairman of the meeting. The Secretary, or in the Secretary's absence a person selected by the Chairman of the meeting, shall act as secretary of the meeting.

SECTION 8. VOTING. (a) Whenever any corporate action, other than the election of Directors, is to be taken by vote of the shareholders, it shall, except as otherwise required by law or by the Certificate of Incorporation, be authorized by a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon.

(b) The Chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote.

(c) Directors shall, except as otherwise required by law, be elected by a plurality of the votes cast at a meeting of shareholders by holders of shares entitled to vote in the election; provided, however, that a nomination shall be accepted, and votes cast for a nominee shall be counted by the inspectors of election, only if the person is nominated in accordance with the procedures set forth in Subsection 8(d).

(d) (1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (A) pursuant to the Corporation's notice of meeting,(B) by or at the direction of the Board of Directors or (C) by any shareholder of the Corporation who was a shareholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this By-Law.

(2) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (C) of paragraph (d)(l) of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must be a proper matter for shareholder action. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder's notice as described above. Such shareholder's notice shall set forth (A) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or as otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Corporation's books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner.

(3) Notwithstanding anything in the second sentence of paragraph (d)(2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 100 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(e) Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation's notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the Corporation who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting, if the shareholder's notice required by paragraph
(d)(2) of this By-Law shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a shareholder's notice as described above.

(f) (1) Only such persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. Except as otherwise provided by law, the Certificate of Incorporation or the By-Laws of the Corporation, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal or nomination shall be disregarded.

(2) For purposes of this By-Law, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3) Notwithstanding the foregoing provisions or this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights of (A) Shareholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) the holders of any series of Preferred Stock to elect directors under specified circumstances.


SECTION 9. QUALIFICATION OF VOTERS. (a) Every shareholder of record of Common Stock or Class B Stock of the Corporation shall be entitled at every meeting of such shareholders to one vote for every share of Common Stock and one vote for every share of Class B Stock standing in his or her name on the record of shareholders on a day and hour fixed by the Board of Directors, which day shall not be more than sixty nor less than ten days before the date of such meeting.

(b) Shares of stock belonging to the Corporation and shares held by another domestic or foreign corporation of any type or kind, if a majority of the shares entitled to vote in the election of directors of such other corporation is held by the Corporation, shall not be shares entitled to vote or to be counted in determining the total number of outstanding shares.

(c) Shares held by an administrator, executor, guardian, conservator, committee, or other fiduciary, except a trustee, may be voted by such person, either in person or by proxy, without transfer of such shares into his or her name. Shares held by a trustee may be voted by the trustee, either in person or by proxy, only after the shares have been transferred into his or her name as trustee or into the name of his or her nominee.

(d) Shares standing in the name of another domestic or foreign corporation of any type or kind may be voted by such officer, agent or proxy as the By-Laws of such corporation may provide, or in the absence of such provision, as the Board of Directors of such corporation may provide.

SECTION 10. PROXIES. (a) Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent without a meeting may authorize another person or persons to act for him or her by proxy. Any such proxy shall be delivered to the Secretary or to the inspectors of election, if any, at or prior to the meeting.

(b) No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the shareholder executing it, except as otherwise provided by law.

(c) The authority of the holder of a proxy to act shall not be revoked by the incompetence or death of the shareholder who executed the proxy unless, before the authority is exercised, written notice of an adjudication of such incompetence or of such death is received by the Secretary.

(d) Without limiting the manner in which a shareholder may authorize another person or persons to act for him or her as proxy pursuant to Section 10(a) hereof, a shareholder may:

i. execute a writing authorizing another person or persons to act as proxy, such execution being accomplished by the shareholder or shareholder's authorized representative signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile; or

ii. authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can reasonably be determined that the telegram, cablegram or other electronic transmission was authorized by the shareholder. If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspectors, or, if there are no inspectors, such other persons making that determination, shall specify the nature of the information upon which they relied.

(e) Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to paragraph 10(d) hereof may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile or telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

SECTION 11. INSPECTORS OF ELECTION. (a) The Board of Directors, the Chairman of the Board or the President, in advance of any shareholders' meeting, shall appoint one or more inspectors to act at the meeting or any adjournment thereof. In case any person appointed fails to appear or act, the vacancy may be filled by appointment made by the Board of Directors, the Chairman of the Board or the President in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability.

(b) The inspectors shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. The inspectors shall make a report in writing of any challenge, question or matter determined by them and execute a certificate of any fact found by them. Any report or certificate made by them shall be prima facie evidence of the facts stated and of the vote as certified by them.

SECTION 12. LIST OF SHAREHOLDERS. A list of shareholders as of the record date, certified by the Secretary or by the transfer agent, shall be produced at any meeting of shareholders upon the request thereat or prior thereto of any shareholder. If the right to vote at any meeting is challenged, the inspectors of election, or person presiding thereat shall require such list of shareholders to be produced as evidence of the right of the persons challenged to vote at such meeting, and all persons who appear from such list to be shareholders entitled to vote thereat may vote at such meeting.


ARTICLE II
DIRECTORS

SECTION 1. NUMBER, TERM OF OFFICE AND CLASSIFICATION. Subject to the provisions of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock or Class B Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the directors of the Corporation shall be not less than three nor more than twenty-five persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be determined from time to time by the affirmative vote of (i) a majority of the entire Board of Directors or (ii) the holders of at least eighty percent of the outstanding voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock or Class B Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1986, another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1987, and another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1988, with the directors in each class to hold office until their successors are elected and qualified. At each annual meeting of the shareholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

SECTION 2. RESIGNATIONS. Any Director may resign at any time pursuant to written notice given to the Chairman of the Board.

SECTION 3. VACANCIES; REMOVAL. (a) Except as otherwise provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock or Class B Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of shareholders and until such director's successor shall have been elected and qualified.

(b) Subject to the rights of any class or series of stock having a preference over the Common Stock or Class B Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office, but only for cause and only by the affirmative vote of the holders of two-thirds of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

SECTION 4. FIRST MEETING. As soon as practical after each annual election of Directors, the Board of Directors shall meet for the purpose of organization and the transaction of other business. Notice of such meeting need not be given. Such first meeting may be held at any other time which shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors.

SECTION 5. REGULAR MEETINGS. Regular meetings of the Board of Directors may be held at such times as may be fixed from time to time by the Board of Directors without notice.

SECTION 6. SPECIAL MEETINGS. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board or the President, or by any three Directors. Notice of a special meeting shall state the date, place and hour of such meeting and shall be deemed sufficient if given orally, delivered in writing or sent by telegraph or telefacsimile or electronic mail transmission, in each case, not less than 12 hours before the meeting, or if mailed not less than 24 hours before the meeting.

SECTION 7.  PLACE OF MEETING.  Meetings of the Board of
Directors shall be held at such place or places within or without the State of New York as the Board of Directors from time to time may by resolution determine.

SECTION 8. WAIVERS OF NOTICE. Notice of a meeting need not be given to any Director who submits a signed waiver of notice whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of such notice.

SECTION 9. QUORUM AND MANNER OF ACTING. (a) One-third of the entire Board of Directors shall constitute a quorum for the transaction of business or of any specified item of business. The vote of a majority of the Directors present at the time of the vote, if a quorum is present at such time, shall be the act of the Board.

(b) A majority of the Directors present, whether or not a quorum is present, may adjourn any meeting to another time and place without notice to any Director.

SECTION 10. ORGANIZATION. At each meeting of the Board of Directors, the Chairman of the Board, or, in the Chairman's absence, the President, or, in the absence of both of them, a chairman chosen by a majority of the directors present shall preside. The Secretary shall act as secretary of the Board of Directors. In the event the Secretary shall be absent from any meeting of the Board of Directors, the meeting shall select its secretary.

SECTION 11. COMPENSATION. The Board of Directors shall have authority to fix the compensation of Directors for services in any capacity.

SECTION 12. INTERESTED DIRECTORS. (a) No contract or other transaction between the Corporation and one or more of its Directors, or between the Corporation and any other corporation, firm, association or other entity in which one or more of its directors are Directors or Officers, or are financially interested, shall be either void or voidable for this reason alone or by reason alone that such Director or Directors are present at the meeting of the Board of Directors, or of a committee thereof, which approves such contract or transaction, or that his or their votes are counted for such purpose, provided the party or parties thereto shall have established affirmatively that the contract or transaction was fair and reasonable as to the Corporation at the time such contract or transaction was approved by the Board, a committee, or the shareholders.

(b) Any such contract or transaction may be approved as fair and reasonable if: (1) the fact of common directorship, officership or financial interest is disclosed or known to the Board or committee and the Board or committee approves such contract or transaction by a vote sufficient for such purpose without counting the vote or votes of such interested Director or Directors (although common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Board or of a Committee which approves such contract or transaction), or
(2) such common directorship, officership or financial interest is disclosed or known to the shareholders entitled to vote thereon, and such contract or transaction is approved by vote of the shareholders.

SECTION 13. LOANS TO DIRECTORS. A loan shall not be made by the Corporation to any Director unless it is authorized by vote of the shareholders. For this purpose, the shares of the Director who would be the borrower shall not be shares entitled to vote or be included in determining a quorum.

SECTION 14. ACTION WITHOUT A MEETING. Any action required or permitted to be taken by the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board or the committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto shall be filed with the minutes of the proceedings of the Board or committee.

SECTION 15. PARTICIPATION IN MEETINGS BY CONFERENCE TELEPHONE. Any one or more members of the Board of Directors or any committee thereof may participate in a meeting of such Board or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.


ARTICLE III
COMMIITEES

     SECTION 1. EXECUTIVE COMMITTEE. There shall be an Executive Committee consisting of the Chairman of the Board, the President and not less than three other Directors elected by a majority of the entire Board of Directors who shall serve at the pleasure of the Board. The Board of Directors shall elect one of the members of the Executive Committee to be Chairman of the Executive Committee, and may designate one or more other Directors as alternate members of the Committee who may be designated by the Chairman of the Executive Committee or, in such Chairman's absence, by the Chairman of the Board to replace any absent member or members at any meeting of the Committee. The Executive Committee shall have all the authority of the Board, except it shall have no authority as to the following matters:

(1) The submission to shareholders of any action that needs shareholders' authorization;
(2) The filling of vacancies in the Board or in any committee;
(3) The fixing of compensation of the Directors for serving on the Board or on any committee;
(4) The amendment or repeal of the By-laws, or the adoption of new By-laws; and
(5) The amendment or repeal of any resolution of the Board which, by its terms, shall not be so amendable or repealable.

SECTION 2. ADDITIONAL COMMITTEES. The Board of Directors by resolution adopted by a majority of the entire Board may designate from among its members additional committees, each of which shall consist of one or more Directors and shall have such authority as provided in the resolution designating the committee, except that such authority shall not exceed the authority of the Executive Committee. The Board may designate a member of any committee to be chairman of the committee and may designate one or more other Directors as alternate members of the committee who may be designated by the chairman of the committee or, in his absence, by the Chairman of the Board to replace any absent member or members at any meeting of the committee. Each committee shall serve at the pleasure of the Board.

SECTION 3. RULES OF PROCEDURE. The Executive Committee and, except to the extent determined by the Board of Directors, each other committee shall fix its own rules of procedure. Regular meetings of each committee shall be held at such times as may be fixed from time to time by the Board or the committee. Special meetings shall be held whenever called by the Chairman of the Board, the Chief Executive Officer or the chairman of the committee. No notice need be given of regular meetings. Notice of special meetings shall comply with Article II, Section 6, of the By-laws. At all meetings of the Executive Committee three (3) members shall constitute a quorum for the transaction of business and at all meetings of other committees a majority of the members of the committee shall constitute a quorum. The vote of a majority of the members of a committee present at the time of the vote, if a quorum is present at such time, shall be the act of the committee. (See also Article II, Sections 14 and 15.)


ARTICLE IV
OFFICERS

SECTION 1. OFFICERS ENUMERATED. The offices of the Corporation to which officers may be elected shall include a Chairman of the Board of Directors, a President, one or more Vice Presidents, a Secretary, a Treasurer, and a Controller. Any two or more offices may be held by the same person.

SECTION 2. TERM OF OFFICE. Those officers whose titles are specifically mentioned in Section 1 of this Article IV shall be elected at the first meeting of the Board of Directors. Unless a shorter term is provided in the resolution of the Board electing such officer, the term of office of such officer shall extend to and expire at the meeting of the Board following the next Annual Meeting.

SECTION 3. OTHER OFFICERS. The Board of Directors may elect such other officers, agents or employees as it shall deem necessary, who shall hold their offices for such terms and have such powers and perform such duties as shall be prescribed from time to time by the Board.

SECTION 4. REMOVAL OF OFFICERS; RESIGNATION. Any officer may be removed by the Board of Directors, with or without cause, at any time. Removal of an officer without cause shall be without prejudice to his or her contract rights, if any, but election as an officer shall not of itself create contract rights. Any officer may resign from his or her position, effective pursuant to written notice to the Secretary. Vacancies created by the removal or resignation of an officer may, but need not, be filled as determined by the Board of Directors.

SECTION 5. CHAIRMAN OF THE BOARD. The Chairman shall preside over all meetings of the shareholders and of the Board of Directors, and shall perform such other duties as are properly required by the Board of Directors.

SECTION 6. PRESIDENT. The President shall perform such duties as are properly required by the Board of Directors or, if the President is not Chief Executive Officer, by the Chief Executive Officer. The President, in the event of the death, resignation, removal, disability or absence of the Chairman, shall possess the powers and perform the duties of the Chairman.

SECTION 7. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall be either the Chairman of the Board or the President, as the Board of Directors shall from time to time determine, and shall, subject to the control of the Board of Directors, have the general powers and duties of supervision and management of the Corporation which usually pertain to the office of chief executive officer, and shall perform such other duties as are properly required by the Board of Directors. The duties of the Chief Executive Officer shall in the event of his or her absence or disability be performed by such other officer as the Chief Executive Officer or the Board of Directors shall designate.

SECTION 8. VICE PRESIDENT. The Vice President or, if there be more than one, the Vice Presidents shall generally assist the Chief Executive Officer and the President and perform such duties and exercise such powers as may be assigned and delegated to them by the Chief Executive Officer or the President.

SECTION 9. SECRETARY. The Secretary shall act as secretary of all meetings of the Board of Directors and of the shareholders and shall record all votes and the minutes of all proceedings in a book to be kept for that purpose. The Secretary shall give or cause to be given all notices required to be given by the Corporation. The Secretary shall prepare or cause to be prepared for use at meetings of shareholders the list of shareholders as of the record date required by Article I, Section 12 of these By-Laws and shall certify or cause the transfer agent to certify such list. The Secretary shall keep a current list of the Directors and officers of the Corporation and shall be the custodian of the seal of the Corporation and shall affix the seal, or cause it to be affixed to all agreements, documents and other papers requiring the seal. The Secretary shall also have custody of the certificate books and shareholder records and such other books and records as the Board may direct and shall perform all other duties incident to such office or which the Board may from time to time assign.

SECTION 10. TREASURER. The Treasurer shall have the care and custody of the corporate funds and other valuable effects, including securities, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall perform all other duties incident to the office of Treasurer which the Board may from time to time assign.

SECTION 11. SALARIES. The salaries of the Chairman of the Board and the President of the Company shall be fixed by the Board, and the salaries of all other officers elected by the Board of Directors shall be fixed by the Board or a Committee thereof designated by the Board to do so.


ARTICLE V
CAPITAL STOCK

SECTION 1. SHARE CERTIFICATES. Shares of the Corporation shall be represented by Certificates or shall be uncertificated as shall be approved by the Board of Directors. Certificates representing shares shall be signed by one or more of the Chairman of the Board, the President or any Vice President and by the Secretary or the Treasurer. The signatures of the officers upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation itself or its employee. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer at the date of issue.

SECTION 2. TRANSFER AND TRANSFER AGENTS. Upon surrender to the Corporation or to any transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation or such transfer agent to issue a new certificate to the person entitled thereto, to cancel the old certificate and to record the transaction upon its books. The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient, not inconsistent with this section of the By-laws, concerning the issue, registration and transfer of certificates of stock, and may appoint transfer agents and registrars thereof.

SECTION 3. REGISTERED SHAREHOLDERS. Except as otherwise provided by law, the Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends or other distributions, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or legal claim to or interest in such share or shares on the part of any other person.

SECTION 4. RECORD DATE. (a) For the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action affecting the interests of shareholders, the Board of Directors may fix, in advance, a record date. Such date shall not be more than sixty nor less than ten days before the date of any such meeting, nor more than sixty days prior to any other action.

(b) In each such case, except as otherwise provided by law, only such persons as shall be shareholders of record on the date so fixed shall be entitled to notice of, and to vote at, such meeting and any adjournment thereof, or to express such consent or dissent, or to receive payment of such dividend, or such allotment of rights, or otherwise to be recognized as shareholders for the purpose of any other action affecting the interests of shareholders, notwithstanding any registration of transfer of shares on the books of the Corporation after any such record date so fixed.

SECTION 5. LOST, MUTILATED OR DESTROYED CERTIFICATES. The Board of Directors may direct a new certificate for shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, mutilated or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, mutilated or destroyed. When authorizing such issue of a new certificate, the Board may, in its discretion, and as a condition precedent to the issuance thereof, require the owner of such lost, mutilated or destroyed certificate, or such person's legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.


ARTICLE VI
GENERAL PROVISIONS

SECTION 1. DIVIDENDS. Dividends upon the outstanding shares of the Corporation may be declared by the Board of Directors at any regular or special meeting, pursuant to law, and may be paid in cash, in property or in shares of the Corporation.

SECTION 2. RESERVES. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for the payment of dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board shall think conducive to the interests of the Corporation, and the Board may modify or abolish any such reserve in the manner in which it was created.

SECTION 3. DEPOSITS. All monies and other valuable effects shall be deposited in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors.

SECTION 4. OBLIGATIONS. All checks, notes, drafts or other instruments evidencing indebtedness or obligations of the Corporation shall be signed by an officer or officers or other person or persons, and in the manner (whether manually or by facsimile), designated by the Board or an officer authorized by the Board to make such designation.

SECTION 5. AUTHORIZED SIGNATURES. All deeds, bonds, mortgages, contracts, and other instruments requiring a seal, and all endorsements, assignments, transfers, stock powers, bond powers or other instruments of transfer of securities standing in the name of the Corporation, and all proxies to vote upon or consents with respect to shares of stock of other companies standing in the name of the Corporation may be signed or executed by the Chief Executive Officer or by the President or by any other officer authorized to sign such instrument by the Chief Executive Officer or by the President or by the Board of Directors.

SECTION 6. SEAL. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors and shall, at least, have inscribed thereon the name of the Corporation and the date of its incorporation. The seal may be used by causing it or a facsimile thereof, to be impressed or affixed or otherwise reproduced.


ARTICLE VII
AMENDMENTS

Subject to any greater vote that may be required by law or pursuant to the Certificate of Incorporation, these By-Laws may be amended, repealed or altered, in whole or in part, by a majority vote of the shares of stock of the Corporation, represented at any regular meeting of shareholders, or at any special meeting where notice of such amendment is incorporated in the notice calling such special meeting, or by the Board of Directors. No amendment of these By-Laws pertaining to the election of Directors or the procedures for the calling and conduct of a meeting of shareholders shall affect the election of Directors or the procedures for the calling or conduct in respect of any meeting of shareholders unless adequate notice thereof is given to the shareholders in a manner reasonably calculated to provide shareholders with sufficient time to respond thereto prior to such meeting.


ARTICLE VIII
INDEMNIFICATION AND INSURANCE

SECTION 1. RIGHT TO INDEMNIFICATION. To the fullest extent authorized or permitted by law, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, and further provided that, except as provided in Section 2 hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.
The right to indemnification conferred in this Section 1 shall be a contract right (which shall not be abrogated by any amendment or repeal of this Section 1 with respect to matters arising prior to such amendment or repeal) and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 1 or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

SECTION 2. RIGHT OF CLAIMANT TO BRING SUIT. If a claim under Section 1 is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under
Section 1 for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 1, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

SECTION 3. NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the payment or expense incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of shareholders or disinterested directors or otherwise.

SECTION 4. INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under this Article or applicable law.



Enacted June 16, 1964; Amended 11/65, 2/66, 3/67, 4/69,
12/70, 5/71, 6/71, 5/72, 11/74, 9/75, 8/76, 11/77, 2/78,
11/78, 4/79, 12/80, 4/81, 5/81, 11/81, 2/83, 7/84, 4/85,
10/86, 10/98.


Note: The following provisions of these by-laws were amended by Resolution of the Board of Directors on October 26, 1998. Article I, Sections 1, 4, 5, 6, 7, 8, 9, 10, 11;
Article II, Sections 1, 2, 6, 8, 10, 12, 13; Article III, Sections 1, 2; Article IV, Sections 1, 2, 4, 5, 6, 7, 9, 10;
Article V, Sections 1, 4, 5; Article VII; Article VIII,
Section 1.